                                                     EXHIBIT 4(a)(xiii)






                         LOAN AGREEMENT





                      FLEET NATIONAL BANK



                               to



                          ONEIDA LTD.


                   Dated as of July 28, 1999

                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of July 28, is made by and between ONEIDA LTD., a New York business corporation with an address at 163 Kenwood Avenue, Oneida, New York 13421
("Borrower"") and FLEET NATIONAL BANK, a national banking association with an address at One Clinton Square, P.O. Box 4821, Syracuse, New York 13221-4821 (the "Bank").

     In consideration of the mutual covenants and agreements contained herein, Borrower and the Bank agree as follows:

                           SECTION 1
                      CERTAIN DEFINITIONS

1.1 CERTAIN DEFINED TERMS. All terms used in this Agreement shall have the defined meanings set forth below when used herein or in any Credit Document, or in any certificate or report made or delivered under this Agreement, unless the context otherwise requires or unless such term is otherwise defined therein.

     "Adjusted Tangible Assets" shall mean all assets except:

          (i) deferred assets, other than prepaid insurance and prepaid taxes, deferred taxes and deferred pension expense;

          (ii) patents, copyrights, trademarks, trade names, franchises, good will, experimental expense and other similar intangibles;

          (iii) Restricted Investments;

          (iv)  unamortized debt discount and expense; and

          (v) assets located, and notes and accounts receivable due from obligors domiciled, outside the United States of America, unless such assets are owned by or such notes and accounts receivable are due from Subsidiaries.

     "Affiliate" shall mean a Person (other than a Subsidiary) which directly controls, or is controlled by, or is under common control with, the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, either through the ownership of Voting Securities, by contract or otherwise.

     "Agreement" shall mean this Loan Agreement as originally executed, and as the same may, from time to time, be amended or supplemented as hereinafter provided.

     "Applicable Rate" shall be the rate of interest payable on the Term Loan and shall mean and refer to the "Level IV Rate", or the "Level III Rate", or the "Level II Rate", or the "Level I Rate", calculated and determined by the Bank at Closing and thereafter effective as of each November 1, February 1, May 1 and August 1, based upon the Borrower's quarterly and annual financial statements for the immediately preceding four (4) fiscal quarters commencing on November 1, 1999, as follows:

          Level  IV  Rate  - So long  as  no  Event  of
          Default has occurred and the Borrower is then
          in  compliance  with the financial  covenants
          set   forth  in  Section  4  below,  if   the
          Borrower's Leverage Ratio is greater than 3.5 to 1, the Applicable Rate shall be LIBOR plus one hundred seventy (170) basis points.

          Level  III  Rate  - So long as  no  Event  of
          Default has occurred and the Borrower is then
          in  compliance  with the financial  covenants
          set   forth  in  Section  4  below,  if   the
          Borrower's Leverage Ratio is equal to or less than 3.5 to 1 but more than 2.5 to 1, the Applicable Rate shall be LIBOR plus one hundred fifty (150) basis points.

          Level  II  Rate  - So long  as  no  Event  of
          Default has occurred and the Borrower is then
          in  compliance  with the financial  covenants
          set   forth  in  Section  4  below,  if   the
          Borrower's Leverage Ratio is equal to or less than 2.5 to 1 but more than 1.5 to 1, the Applicable Rate shall be LIBOR plus one hundred thirty (130) basis points.

          Level I Rate - So long as no Event of Default has occurred and the Borrower is then in compliance with the financial covenants set forth in Section 4 below, if the Borrower's
          Leverage Ratio is 1.5 to 1 or less, the Applicable Rate shall be LIBOR plus one hundred ten (110) basis points.

     "Authorized Person" shall mean:

               Name                          Title

          Edward Thoma                  Senior Vice President
          Shelley Hyde                  Treasurer
          Rodney Mayette                Assistant Cashier
          Ronald Putman                 Cashier

     By  written  Notice, accompanied by a copy of the Borrower's
Board of Directors Resolution, the Borrower may designate its Authorized Person(s) to be the individual(s) named in such resolution.

     "Bank" shall mean and refer to Fleet National Bank, and its successors and assigns.

     "Borrower" shall mean and refer to Oneida Ltd.

     "Business Day" shall mean any day other than a Saturday, Sunday or day which in the State of New York shall be a legal holiday or a day on which banking institutions are required or authorized to close.

     "Code" shall mean the Internal Revenue Code of 1986, including all regulations issued thereunder, all as from time to time amended.

     "Consolidated Adjusted Net Income" shall mean for any period, the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event:

          (i)(1) any gains or losses on the sale or other disposition of investments and

             (2) any gains or losses on the sale or other disposition of plant, property and equipment which gains or losses exceed, in the aggregate, One Hundred Thousand Dollars ($100,000) during any fiscal year and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (ii)      the proceeds of any life insurance policy;

          (iii) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

          (iv) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the
          Borrower or any Subsidiary, realized by such corporation prior to the date of such acquisition;

          (v) net earnings and losses of any corporation (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger;

          (vi) net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions or readily marketable securities;

          (vii) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other
          Subsidiary;

          (viii) earnings resulting from any reappraisal, revaluation or write-up of assets;

          (ix) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

          (x) any gain arising from the acquisition of any securities of the Borrower or any Subsidiary;

          (xi) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such fiscal period or during the period consisting of the four (4) consecutive fiscal quarters immediately following the end of such fiscal period; and

          (xii)     any other extraordinary gain.

     "Consolidated  Adjusted  Tangible  Assets"  shall  mean  the
Adjusted Tangible Assets of the Borrower and its Subsidiaries at such date determined on a consolidated basis.

     "Consolidated Adjusted Tangible Net Worth" shall mean:

          (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) at which the Adjusted Tangible Assets of the Borrower and all Subsidiaries would be shown on a consolidated balance sheet at such date, but excluding any amount on account of write-ups of assets;

          (ii) minus the amount at which their liabilities (other than capital stock and surplus) would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities and all minority interests in Subsidiaries.

     "Consolidated Current Assets" at any date means the amount at which the current assets of the Borrower and all Subsidiaries would be shown on a consolidated balance sheet at such date.

     "Consolidated Current Liabilities" at any date shall mean the amount at which the current liabilities of the Borrower and all Subsidiaries would be shown on a consolidated balance sheet at such date, plus (without duplication) the aggregate amount of their Guaranties of current liabilities of other Persons outstanding at such date.

     "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

     "Cost of Funds" shall mean the per annum rate of interest which the Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by the Bank.

     "Current Debt" with respect to a Person shall mean all liabilities for borrowed money, all obligations under capitalized leases, and all liabilities secured by any Lien other than a Lien permitted by Section 4.6(a)(i)-(iv), existing on Property owned by that Person, which, in any case, are payable on demand or within one year from their creation, plus the aggregate amount of Guaranties of all such liabilities of other Persons, except:

          (i) any liabilities which are renewable or extendible at the option of the debtor to a date more than one year from the date of creation thereof; and

          (ii) any liabilities which, although payable within one year, constitute principal payments on indebtedness expressed to mature more than one year from the date of its creation.

     "Draw Request" shall mean the Borrower's request for a  Line
Loan  completed and delivered to the Bank as provided in  Section
2.1(b) of this Agreement.

     "EBITDA" shall mean the Borrower's and Subsidiaries' consolidated earnings before interest, taxes, depreciation and amortization, provided that in calculating EBITDA for the Borrower's fiscal year ending January 29, 2000, the May 1, 1999, Thirty Five Million Eight Hundred Thousand Dollars ($35,800,000) restructuring expense shall be disregarded.

     "ERISA"  shall mean the Employee Retirement Income  Security
Act of 1974, as from time to time amended.

     "ERISA Affiliate" shall mean any corporation or trade or business which is a member of any group or organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

     "Event   of  Default"  shall  mean  each  event  of  default
described in Section 5 of this Agreement.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect on the date the Credit
Documents are executed and delivered.

     "Guaranty" shall mean with respect to any Person, all guaranties of, and all other obligations which in effect guaranty in any manner, any indebtedness, dividend or other obligation of any other Person other than any Subsidiary or the Borrower (such other person hereafter referred to as the "primary obligor"), including obligations incurred through an agreement, contingent or otherwise, by such Person:

          (i) to purchase such indebtedness or obligation or, in the circumstances contemplated by clause (iii) below, any Property constituting security thereof;

          (ii) to advance or supply funds (A) for the purchase or payment of such indebtedness or obligation, or (B) to maintain working capital or any balance sheet or income statement condition;

          (iii) to lease Property, or to purchase securities or other Property or services, primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation; or

          (iv) otherwise to assure the owner of such indebtedness or obligation, or the primary obligor, against loss;

but excluding endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

     "Leverage Ratio" shall mean the Borrower's and Subsidiaries'
Total   Funded  Debt  divided  by  Borrower's  and  Subsidiaries'
consolidated EBITDA.

     "LIBOR" shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in
U.S. dollars, for one (1) month to six (6) months as specified by the Borrower in its Repricing Notice with respect to Term Loan (the "Interest Period") which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London
Banking Days preceding the first day of such LIBOR advance; provided that if the Bank does not receive Borrower's Repricing Notice at least two (2) London Banking Days preceding the first day of such LIBOR advance, this Note shall bear interest at the Prime Rate of Interest; provided further, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such Interest Period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

     If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for the period of time comparable to the Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the date that is two (2) London Banking Days preceding the first day of such LIBOR advance as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the date that is two London Banking Days preceding the first day of such LIBOR advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR advance cannot be determined, and the LIBOR rate shall not be available to Borrower and interest on the Term Loan shall accrue and be paid by the Borrower at the Bank's Prime Rate of Interest.

     In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-Currency Liabilities" as defined in Regulation D.

     "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether the interest is based on common law, statute or contract (including the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes). The term "Lien" shall not include minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions affecting Property, provided that they do not constitute security for a monetary obligation. For the purposes of this Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to be a Lien. The amount of any Lien shall be the aggregate amount of the obligation secured thereby.

     "Line" or "Line of Credit" shall mean and refer to the Fifteen Million Dollar ($15,000,000) line of credit provided for in Section 2.1 of this Agreement.

     "Line Loan" shall mean and refer to each advance by the Bank to the Borrower under the Line of Credit.

     "Line Termination Date" shall have the meaning given to such term in Section 2.1(c) of this Agreement.

     "Loans" shall mean and refer to the Term Loan and each advance under the Line of Credit.

     "Loan Documents" or "Credit Documents" shall mean this Agreement, the Term Note, the Line Note and any ISDA Master
Agreement which is or may hereafter be entered into by the Borrower with respect to the Term Loan.

     "Long Term Debt" with respect to a Person shall mean all liabilities for borrowed money (including, without limitation, subordinated debt), all obligations under capitalized leases, and all liabilities secured by any Lien other than any Lien permitted by Section 4.6(a)(i)-(iv), existing on Property owned by that Person (whether or not those liabilities have been assumed), or any other obligation (other than deferred taxes) which are required by generally accepted accounting principles to be shown as liabilities on its balance sheet which, in any case, are payable more than one year from the date of their creation, including (i) any liabilities which are renewable or extendible at the option of the obligor to a date more than one year from their creation and (ii) any liabilities which, although payable within one year, constitute principal payments on indebtedness expressed to mature more than one year from its creation, plus the aggregate amount of Guaranties of all such liabilities of other Persons.

     "Note"  or  "Notes" shall mean the Line Note  and  the  Term
Note.

     "Notice"  or  "notice"  shall mean  wherever  used  in  this
Agreement,  written notice delivered as specified in Section  6.4 of this Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan(s)" shall mean all "employee pension benefit plans" as such term is defined in Section 3 of ERISA, maintained by the Borrower and its subsidiaries from time to time.

     "Person"   shall  mean  a  corporation,  limited   liability
company,    association,   partnership,   trust,   unincorporated
organization, business, individual and any government agency or political subdivision or branch thereof.

     "Plan" shall mean any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Prime" or "Prime Rate" or "Prime Rate of Interest" shall mean the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

     "Repricing Notice" shall mean the notice delivered by the Borrower to the Bank as provided in Section 2.2(c) of this Agreement in order to select a LIBOR Interest Period.

     "Restricted Investments" shall mean all Property, including all investments in any Person, whether by acquisition of stock, indebtedness, other obligation or security, or by loan, advance, capital contribution, or otherwise, except:

          (i) investments in one or more Subsidiaries or any corporation which concurrently with such investment becomes a Subsidiary;

          (ii) Property to be used in the ordinary course of business, including without limitation, advances made to employees for expenses incurred in the ordinary course of business;

          (iii) current assets arising from the sale of goods and services in the ordinary course of business;

          (iv) direct obligations of the United States of America, or any of its agencies or obligations fully guaranteed by the United States of America, provided that such obligations mature within one year from the date acquired;

          (v)   demand  deposits  or  certificates  of   deposit
          maturing within one year from the date acquired and issued by a bank or trust company organized under the laws of the United States or any of its states, and having capital, surplus and undivided profits aggregating at least Fifty Million Dollars ($50,000,000);

          (vi) commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date acquired; and

          (vii) shares of capital stock of the Borrower held in its treasury as of the date of this Agreement.

     "Subsidiary" shall mean a corporation in which the Borrower owns, directly or indirectly, sufficient Voting Stock to enable it ordinarily, in the absence of contingencies, to elect a majority of the corporate directors (or Persons performing similar functions).

     "Term   Loan"   shall  mean  the  Fifteen   Million   Dollar
($15,000,000) Term Loan provided for in Section 2.2 of this Agreement.

     "Term Note" shall mean and refer to the note executed and delivered by the Borrower to the Bank to evidence the Borrower's obligations to repay Term Loan.

     "Total Funded Debt" shall mean the sum of the Borrower's and Subsidiaries' (i) Long Term Debt (including the current portion thereof) and (ii) Current Debt.

     "Voting Stock" shall mean securities, the holders of which are ordinarily in the absence of contingencies, entitled to elect corporate officers (or Persons performing similar functions).

                           SECTION 2
                            THE LOANS

2.1  LINE OF CREDIT.

       (a)  Line Amount.   The Bank shall provide to the Borrower
on  an offering basis a line of credit in an amount not to exceed
Fifteen Million Dollars ($15,000,000).

     (b) Line Loans. Prior to the Business Day immediately preceding the Line Termination Date, so long as no Event of Default has occurred and so long as no event has occurred which but for the giving of notice or the lapse of time or both would constitute an Event of Default, the Borrower may request Line Loans by timely delivering to the Bank a Draw Request in the form attached hereto as Schedule A, signed by an Authorized Person, setting forth the date, the amount of the requested Line Loan, whether the Borrower elects a floating interest rate based on the Bank's Prime Rate of Interest less one hundred and fifty (150) basis points or a fixed rate based upon the Bank's Cost of Funds plus fifty (50) basis points (and in the latter case, specifying the term of the requested Line Loan), and otherwise completing the Draw Request. Draw Requests must be received by the Bank not later than 1:00 p.m. on the Business Day on which the Borrower requests a Line Loan to be made.

     (c) Line Termination Date. Unless extended in writing by the Bank or unless the Bank earlier demands payment in full of outstanding Line Loans, the Bank's obligation to make Line Loans shall in all event cease and expire on July 29, 2000.

     (d) Line Loan Repayment Terms. The Borrower's obligation to repay Line Loans shall be evidenced by the Borrower's demand
Note in substantially the form attached hereto as Schedule B.

     (e) Line of Credit Interest Rate. Loans made by the Bank to the Borrower under the Line shall bear interest as specified in the Borrower's Draw Request at either (i) the Bank's Prime Rate of Interest less one hundred and fifty (150) basis points, or (ii) with respect to Line Loans of Five Hundred Thousand Dollars ($500,000) or more, a fixed rate equal to the Bank's Cost of Funds for a period not to exceed one hundred and eighty (180) days (but in no event beyond the Line Termination Date), plus fifty (50) basis points.

2.2  TERM LOAN.

     (a) Loan Amount and Purpose. The Term Loan amount shall be Fifteen Million Dollars ($15,000,000), which amount shall be used by the Borrower to repay and refinance certain short term indebtedness incurred by the Borrower in connection with the completion of certain capital projects.

     (b) Term Loan Fee. Concurrently with the execution and delivery of the Term Note, the Borrower shall pay to the Bank a Term Loan fee in the amount of Thirty Seven Thousand Five Hundred
Dollars ($37,500).

     (c) Term Loan Interest Rate. The Borrower shall repay the Term Loan with interest at the Applicable Rate. The Borrower will submit to the Bank the Borrower's Repricing Notice not later than two (2) London Banking Days preceding the date on which an Interest Period ends and the Applicable Rate is to be reset. In the Repricing Notice, the Borrower may request up to three (3)
different Interest Periods with respect to up to three (3) portions of the Loan (each, a "Tranche"). In its discretion, the Bank may agree to the Borrower's request for separate Tranches in which event as of the date of the creation of the separate Tranches, (i) no Tranche may be less than Two Million Dollars ($2,000,000), (ii) at least one Tranche shall bear interest at the Applicable Rate based upon one month LIBOR (the "One Month Tranche"), and (iii) all scheduled payments of principal received by the Bank will be applied by the Bank to reduce the principal balance of the One Month Tranche.

     (d) Term Loan Repayment. The Term Loan shall be repaid under a Term Note in substantially the form attached hereto and made a part hereof as Schedule C.

                            SECTION 3
                REPRESENTATIONS AND WARRANTIES

3.1 EXISTENCE AND RIGHTSAND RIGHTSRIGHTS. The Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, each with full power and authority to own its properties, conduct its operations as now conducted, and with respect to the Borrower, to enter into and to perform its obligations under this Agreement and the other Credit Documents and the Borrower and each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction in which the failure to qualify would materially and adversely affect the conduct of its business.

3.2 AGREEMENT AND CREDIT DOCUMENTS AUTHORIZED. The execution, delivery and performance of the Credit Documents by the Borrower have been duly authorized by all required corporate action and the execution, delivery and performance of the Credit Documents do not require consent or approval of any governmental body or other regulatory authority, are not in contravention of or in conflict with any law or regulation applicable to the Borrower or any term or provision of the Borrower's certificate of incorporation or by-laws, and the Credit Documents are each valid, binding and legally enforceable obligations of the Borrower enforceable in accordance with their respective terms.

3.3 NO CONFLICT. The execution, delivery and performance of each of the Credit Documents by the Borrower will not breach or constitute a default under any loan agreement, credit agreement, indenture or similar document, or any other undertaking or instrument, to which the Borrower is a party, or by which the Borrower or any of its property is or may be bound or affected, and the execution, delivery and performance by the Borrower will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any of the property of the Borrower excepting only liens or security interests in favor of the Bank.

3.4 LITIGATION. Except as disclosed in the Borrower's audited financial statements for the period ending January 30, 1999, there is no action, proceeding or investigation at law or in equity, pending or threatened by or before any court, arbitration panel or governmental instrumentality or agency which is not fully covered by insurance (less normal deductibles) and which if determined adversely to Borrower could have a material adverse effect on the financial condition, properties, affairs or operations of Borrower and Borrower is not in default with respect to any final order, writ, injunction, decree, rule, ruling or demand of any court, tribunal or other governmental or regulatory instrumentality or agency.

3.5 FINANCIAL CONDITION. The Borrower has furnished to the Bank the Borrower's consolidated balance sheet and the related operating statement and statement of changes in financial position for the Borrower's fiscal year ending January 30, 1999. These financial statements present fairly in conformity with GAAP the consolidated financial condition and affairs of Borrower and its Subsidiaries as of the date thereof, and the consolidated results of the operations of Borrower and its Subsidiaries for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently applied. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries with respect to the period ending May 1, 1999 and the related unaudited consolidated statements of income and retained earnings and changes in financial position of the Borrower and its Subsidiaries for the period then ended, copies of which have been delivered to the Bank, fairly present in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations for the period then ended. Since the date of the most recent such balance sheet and related operating statement there has been no materially adverse change in the assets or liabilities or financial condition of Borrower or its Subsidiaries.

3.6 TITLE TO ASSETS. Except as set forth on Schedule D, Borrower and each Subsidiary each have good and marketable title to each of the assets titled in their respective names and none of such assets are subject to any Lien, mortgage, deed of trust, pledge, security interest or other encumbrance.

3.7 TAX STATUS. Borrower and each Subsidiary have filed all tax returns and reports required to be filed (or have obtained necessary and appropriate extensions of time) and have paid all applicable federal, state and local franchise, income and other taxes, fees, assessments or other charges which are or have been due and payable prior to the date of this Agreement.

3.8 ABSENCE OF CONTINGENT OBLIGATIONS. Neither the Borrower nor any Subsidiary have made any Guaranty of any nature or otherwise agreed to or incurred any other contingent obligation not disclosed on the financial statements delivered to the Bank.

3.9 ABSENCE OF DEFAULT. Each of the Borrower and each Subsidiary has satisfied all judgments and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign. Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse affect on the business, properties, assets, operations or conditions, financial or otherwise, of the Borrower or any Subsidiary, or the ability of the Borrower to carry out its obligations under the Credit Documents. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance or fulfillment of any obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

3.10  SUBSIDIARIES.    The capital stock of each  Subsidiary  has
been validly issued, is fully paid and non-assessable and is owned by the Borrower free and clear of all Liens..

3.11  ENVIRONMENTAL COMPLIANCE.  The Borrower and each Subsidiary
(a) is in compliance in all material respects with all applicable environmental, transportation, health and safety statutes and regulations, and (b) has not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release or storage of any toxic or hazardous waste or substance into the environment. Neither the Borrower nor its Subsidiaries have acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with a release or other discharge of any hazardous, toxic or waste material, including petroleum, on, in, under or into the environment surrounding any property owned, used, leased or operated by any of them.

3.12 ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and Code and have not incurred any liability to the PBGC or to a Plan under Title IV of ERISA. Neither the Borrower nor any member of the Controlled Group have incurred any accumulated funding deficiency within the meaning of ERISA.

                           SECTION 4
                           COVENANTS

     Borrower covenants and agrees that so long as any credit hereunder shall be available, and until payment in full of the
Loans:

4.1 EXISTENCE. Except as permitted by Section 4.6(b), Borrower and each Subsidiary shall maintain and preserve its corporate existence and all rights, privileges and franchises and other authority adequate for the conduct of their operations; maintain their respective Property in good order and repair, conduct their respective operations without voluntary interruption or cessation. ;The Borrower shall maintain its principal offices at the place specified at the beginning of this Agreement, until after such time as the Bank is given written notice of any change of any of such location.

4.2 INSURANCE. Borrower and each Subsidiary shall maintain with financially sound and reputable insurers, insurance with respect to each of their respective Property and business against such casualties and  contingencies,  of such types (including  public  liability,
larceny,   embezzlement   or   other  criminal   misappropriation
insurance)  and in such amounts as is customarily  maintained  in the  case  of corporations of established reputations engaged  in
the  same  or  similar businesses and similarly  situated.    All
insurance  required  to  be provided by  the  Borrower  and  each
Subsidiary  shall be issued by companies reasonably  satisfactory to  the  Bank  and under policies requiring at least thirty  (30)
days prior written notice to the Bank as a condition to any termination or material reduction of coverage.

4.3  TAXES AND OTHER LIABILITIES. Intentionally deleted.

4.4 RECORDS AND REPORTS. Borrower and each Subsidiary shall maintain a system of accounting in accordance with generally accepted accounting principles on a basis consistently applied, permit representatives of the Bank to have access to and to examine Borrower's and each Subsidiaries' Property, books and records at all reasonable times on reasonable notice, and at no expense to the Bank, the Borrower furnish to the Bank:

     (a) Within one hundred-twenty (120) days of the end of each fiscal year, the Bank shall be furnished with Borrower's audited consolidated financial statements (which shall include a copy of any management letter delivered to the Borrower), each certified by an independent certified public accountant retained by the Borrower and reasonably satisfactory to the Bank, and which contain balance sheets and income statements, together with comparative figures for the prior year. Quarterly, within sixty
(60) days of each fiscal quarter, the Bank shall be furnished with internally prepared consolidated financial statements for the Borrower. Each such quarterly statement shall be certified to by the Borrower's chief financial officer and shall contain balance sheets and income statements together with comparative figures for the same period for the prior year. Each such annual and quarterly financial statement shall fairly present the financial condition of the Borrower and its Subsidiaries for the periods covered. The Borrower shall also furnish to the Bank (i) the Borrower's annual 10-K report within one hundred twenty (120) days of the end of each of the Borrower's fiscal years, (ii) the Borrower's quarterly 10-Q report within sixty (60) days of the end of each of the Borrower's fiscal quarters, and (iii) such other management reports as the Bank may reasonably request.

     (b) Concurrently with the delivery of the annual consolidated audit and quarterly consolidated internal statements, a certificate of the Chief Financial Officer or the principal accounting officer of the Borrower (i) setting forth whether the Borrower is in compliance with the requirements of this Section 4 on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Event of Default and, if any Event of Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iii) having attached thereto a schedule in reasonable detail satisfactory to the Bank setting forth the computations necessary to determine whether the Borrower is in compliance with the financial covenants set forth in Section 4.5 of this Agreement.

     (c) Promptly, after the occurrence of any Event of Default, a certificate of the chief financial officer or the principal accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

     (d) If and when the Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan under Title IV of ERISA, or knows that the Plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; and

     (e) Such other financial information regarding Borrower and each Subsidiary as the Bank may reasonably request.

4.5  CERTAIN BORROWER FINANCIAL COVENANTS.

     (a) Minimum Current Ratio. The Borrower shall maintain a minimum ratio of Consolidated Current Assets divided by Consolidated Current Liabilities (all computed in accordance with generally accepted accounting principles consistently applied), measured as at the end of each of Borrower's fiscal quarters, of not less than 1.75 to 1;

     (b) Maximum Leverage Ratio. The Borrower shall maintain a maximum Leverage Ratio of 4.0 to 1 measured as at the end of each of the Borrower's fiscal quarters for the period including such fiscal quarter and the then immediately preceding three (3) fiscal quarters;

     (c) Minimum Cash Flow Coverage. The Borrower shall maintain a minimum ratio of consolidated EBITDA less cash dividends and less cash income taxes (determined in accordance with GAAP), divided by the current maturities of Borrower's and Subsidiaries' Long-Term Debt plus interest, of not less than 1.50 to 1, all measured as at the end of each of Borrower's fiscal quarters for the period including such fiscal quarter and the immediately preceding three (3) fiscal quarters.

4.6  .6   .6   .6   NEGATIVE PLEDGE/SALE OF PROPERTY. So long  as
any amounts remain unpaid on account of any of the Loans and so long as the Borrower may request Loans from the Bank, neither the Borrower nor any Subsidiary shall:

     (a) Cause or permit or hereafter agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or subsequently acquired, to be subject to any Lien, except:

          (i) Liens securing the payment of taxes, assessments or governmental charges or levies or the demands of suppliers, mechanics, repairmen, workmen, materialmen, carriers, warehousers, landlords and other like Persons, or similar statutory Liens, provided that (A) they do not in the aggregate materially reduce the value of any Property subject to the Liens or material interfere with their use in the ordinary conduct of the owning company's business, (B) all claims which the Liens secure are not delinquent or are being actively contested in good faith and by appropriate proceedings, and (C) adequate reserves have been established therefor on the books of the Borrower, if required by generally accepted accounting principles;

          (ii) Liens incurred or deposits made in the ordinary course of business (A) in connection with worker's compensation, unemployment insurance, social security and other like laws, or (B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

          (iii) attachment, judgment and other similar Liens arising in connection with court proceedings, provided that (A) execution and other enforcement are effectively stayed, (B) all claims which the Liens secure are being actively contested in good faith by appropriate proceedings and (C) adequate reserves have been established therefor on the books of the Borrower, if required by generally accepted accounting principles;

          (iv) Liens on Property of a Subsidiary, provided that they secure only obligations owing between the Borrower and any Subsidiary;

          (v) Liens existing on the date hereof, which Liens have been disclosed in writing to the Bank;

          (vi)  other  Liens not otherwise permitted  under  this
          Section 4.6(a) securing Long Term Debt or Current Debt and limited to real estate, plant or equipment, provided such Liens secure the purchase price of such property, do not exceed the lesser of the cost or fair market value of such property, and do not extend to any other asset; and provided, further, that the aggregate amount of indebtedness secured by such Liens shall not exceed twenty percent (20%) of Consolidated Adjusted Tangible Net Worth or, with respect to Buffalo China, Inc., Five Million Dollars ($5,000,000); and

          (vii) Liens resulting from the extension, refunding, renewal or replacement of the indebtedness secured by the Liens described in paragraphs (iv), (v) and (vi) above, up to the amount outstanding under such indebtedness at the time of such extension, refunding, renewal or replacement.

In  case  any  Property is subjected to a Lien  in  violation  of
Section 4.6(a), the Borrower will make or cause to be made provisions whereby the Notes will be secured equally and ratably with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes. Such violation of Section 4.6(a) shall constitute an Event of Default whether or not any such provision is made pursuant to this paragraph; or

     (b) Sell, lease, or otherwise dispose of any of its Property (other than by the Borrower as permitted under Section
4.7 below) or sell or otherwise dispose of any shares of the stock of a Subsidiary, nor will any Subsidiary issue, sell or otherwise dispose of any shares of its own stock where the effect would be to reduce the direct or indirect proportionate interest of the Borrower and its other Subsidiaries in the stock of the Subsidiary whose shares are the subject of the transaction, provided, however, that these restrictions do not apply to:

          (i)  the issue of directors' qualifying shares; or

          (ii) the transfer of Property (other than Subsidiary stock) in the ordinary course of business; or

          (iii)      the transfer of Property (including  up  to,
          but not more than, fifteen percent (15%) of the outstanding stock of any Subsidiary) during any fiscal year to any Person if (A) such Property does not, together with Property of the Borrower and all of its Subsidiaries previously disposed of during such fiscal year (other than in the ordinary course of business or as is permitted by Section 4.7), constitute ten percent (10%) or more of Consolidated Adjusted Tangible Assets determined as of the beginning of such fiscal year; (B) the sum of the portions of Consolidated Adjusted Net Income which were contributed during the immediately preceding four (4) fiscal quarters by (1) such Property, (2) each Subsidiary which has been disposed of since the beginning of such four (4) fiscal quarters (other than to the Borrower and other than in a transaction permitted by Section 4.7 below), and (3) other Property of the Borrower and all Subsidiaries disposed of since the beginning of such four (4) fiscal quarters (other than in the ordinary course of business and other than to the Borrower and other than in a transaction permitted by Section 4.7 below), do not constitute more than ten percent (10%) of the Consolidated Adjusted Net Income for any such four (4) fiscal quarters; and (C) the amount of the Subsidiary stock transferred when added to Subsidiary stock previously transferred does not exceed fifteen percent (15%) of the outstanding Subsidiary stock of any Subsidiary. For the purposes of determining Borrower's compliance with this subsection (iii), in the event of a sale of up to fifteen percent (15%) of the stock of a Subsidiary, the Property transferred shall be deemed to be the Adjusted Tangible Assets of such Subsidiary multiplied by the percentage of Subsidiary stock transferred.

4.7 MERGER AND CONSOLIDATION. Neither Borrower nor any Subsidiary will be a party to any merger or consolidation (except that a Subsidiary may combine with the Borrower or another Subsidiary) provided that the Borrower may merge or consolidate if the surviving or acquiring corporation is organized under the laws of the United States or any jurisdiction thereof, expressly assumes the covenants and obligations of the Credit Documents, is solvent and would not immediately after giving effect to the transaction be in default under any term of any Credit Document.

4.8 GUARANTIES. Neither the Borrower nor any Subsidiary will become liable for or permit any of its Property to become subject to any Guaranty except: (a) Guaranties of indebtedness for borrowed money under which the maximum aggregate principal amount guaranteed can be mathematically determined at the time of issuance, and (b) other Guaranties under which the maximum aggregate amount guaranteed can be mathematically determined at the time of issuance. Each Guaranty permitted by this Section 4.8 must comply with the other requirements of Section 4.5(a), 4.5(b) and 4.5(c) to the extent the provisions of Section 4.5(a), 4.5(b) and 4.5(c) require the amount of the Guaranty to be included in Consolidated Current Liabilities, Current Debt, Long Term Debt or Total Funded Debt.

4.9  TAXES AND CLAIMS.  Intentionally deleted.

4.10 TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES. Neither the Borrower nor any Subsidiary will enter into any transaction (including the purchase, sale or exchange of Property or the rendering of any service) with any Affiliate except upon fair and reasonable terms which are at least as favorable to the Borrower and to the Subsidiary as would be obtained in a comparable arms-length transaction with a non-Affiliate.

4.11 PREPAYMENTS.

     (a) Term Loan Prepayment. The Borrower may prepay the Term Loan only upon three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period involved. As a condition to the Borrower's right to make such prepayment, the Borrower shall upon the request of the Bank pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense incurred as a result of (i) any prepayment of the Term Loan on a date other than the last day of the Interest Period, or (ii) any failure by Borrower to prepay the Term Loan on the date for prepayment specified in Borrower's written notice. Without limiting the foregoing, the Borrower shall pay to the Bank a "yield maintenance fee" in an amount computed as follows: The current rate for United States Treasury Securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period during which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by three hundred sixty (360) and multiplied by the number of days remaining the Interest Period during which the prepayment is made. Such amount shall be reduced to a present value calculated using the above-referenced United States Treasury Securities rate and the number of days remaining in the Interest Period during which the prepayment is made.

     The resulting amount shall be the yield maintenance fee due to the Bank upon the prepayment. If by reason of an Event of Default, the Bank elects to declare the Term Loan to be immediately due and payable, then any yield maintenance fee with respect to the Term Loan shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

     (b) PREPAYMENT OF LINE LOANS. The Borrower may prepay a Line Loan bearing interest based upon the Bank's Prime Rate of Interest without premium or yield maintenance fee. The Borrower shall have the right to prepay a Line Loan (bearing interest based upon the Bank's Cost of Funds) in whole (but not in part) only upon the condition that the Borrower concurrently pay to the Bank a yield maintenance fee in an amount computed as follows:

     The current rate for United States Treasury Securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date chosen pursuant to the Fixed Rate Election (defined below) as to which the prepayment is made, shall be subtracted from the Cost of Funds component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by three hundred sixty (360) and multiplied by the number of days remaining the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Such amount shall be reduced to a present value calculated using the referenced United States Treasury Securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon such prepayment.

     Each reference in this section to "Fixed Rate Election" shall mean the election by the Borrower for a Line Loan bearing interest based upon the Bank's Cost of Funds. If by reason of an Event of Default, the Bank elects to declare the Line Loan(s) to be immediately due and payable, then any yield maintenance fee with respect to each Loan involved shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

4.12 ERISA COMPLIANCE.

     (a) Neither the Borrower nor any Subsidiary will at any time fail to comply with the minimum funding standards of Title
I, Part 3 of ERISA or Section 412 of the Code.

     (b) All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Pension Plans and the present value of assets of Pension Plans shall be reasonable in the good faith judgment of the Borrower and shall comply with all requirements of law.

     (c) Neither the Borrower nor any Subsidiary will at any time permit any Pension Plan maintained by it to:

          (i) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code;

          (ii) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived; or

          (iii) be terminated in a manner which could result in the imposition of a Lien on the Property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA.

4.13 CHANGES IN BUSINESS. Neither the Borrower nor any Subsidiary (whether now existing or hereafter acquired or organized) will engage in any business if, after given effect thereto, less than eighty percent (80%) of the Consolidated Adjusted Tangible Assets of the Borrower at the most recently ended fiscal quarter would be attributable to the current business of the Borrower and its Subsidiaries taken as a whole, including, but not limited to, the manufacturing, advertising, sales and distribution of household and food service products and related business.

4.14 MAINTENANCE OF OFFICE. Borrower shall maintain its principal place of business at the location specified at the beginning of this Agreement until such time as the Borrower notifies the Bank of the Borrower's intention to relocate such principal place of business.

4.15 COMPLIANCE WITH LAWS. The Borrower and each Subsidiary shall comply with all laws, ordinances or governmental rules and regulations to which it is subject and will not fail to obtain any license, permit, franchise or other governmental authorizations necessary to the ownership of its Property or to conduct its business, which violation or failure to obtain might materially adversely affect the business, prospects, profits, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

4.16 LOANS. The Borrower shall not lend money or extend credit other than (a) the extension of normal payment terms to Borrower's or a Subsidiary's customers in the ordinary and normal course of Borrower's or such Subsidiary's business as presently conducted, or (b) loans to Subsidiaries.

4.17 REGULATIONS G, T, U. The Borrower shall not use the proceeds of any Loan directly or indirectly to purchase or carry any margin stock (within the meaning of regulations G, T and U of the Board of Governors of the Federal Reserve System), or extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

4.18  PAYMENT  OF  TAXES  AND  CLAIMS.   The  Borrower  and  each
Subsidiary will pay, before they become delinquent:

     (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property; and

     (b) all claims or demands of materialmen, mechanics, carriers, warehouseman, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon its Property,

provided that the items enumerated in subsections (a) and (b) above need not be paid while being contested in good faith and by appropriate proceedings and provided further that adequate book reserves have been established with respect thereto, if required by generally accepted accounting principles, and provided further that the owing company's title to, and its right to use, its Property is not materially adversely affected thereby.

                           SECTION 5
                       EVENTS OF DEFAULT

5.1 EVENTS OF DEFAULT. Upon the occurrence of any of the following Events of Default, automatically upon the happening of any Event of Default specified in Section 5.1(d) or 5.1(e) hereof, and, with respect to the other Events of Default during the continuation thereof, at the option of the Bank, the Bank shall have no obligation to consider or to make Line Loans to the Borrower and all sums of principal and interest then remaining unpaid on account of the Loans and all other amounts payable hereunder or under any other Credit Document, shall be immediately due and payable, all without demand, presentment or notice, all of which are expressly waived, and the Bank may enforce all of its rights pursuant to this Agreement, all other Credit Documents and under law:

     (a) Failure by Borrower to make any payment of principal, interest, fees or other amounts due under any Note, or by Borrower or any Subsidiary on any other obligation owed to the Bank, within ten (10) days of the date when due.

     (b) The occurrence of an event of default which would permit the acceleration before stated maturity of any revolving credit obligation of the Borrower or any Subsidiary, any reimbursement obligation with respect to any letter of credit issued on behalf of the Borrower or any Subsidiary, any line of credit or any private placement indebtedness of the Borrower or any Subsidiary including the debt held by Allstate Life Insurance and by Pacific Mutual Life Insurance where the amount which can be accelerated exceeds in the aggregate, One Million Dollars ($1,000,000).

     (c) The entry of one or more judgments against Borrower or any Subsidiary individually or aggregating in excess of One Million Five Hundred Thousand Dollars ($1,500,000) not fully covered by insurance (less normal deductibles) and the failure in any such case to bond or otherwise satisfy or discharge such judgments or liens within sixty (60) days of the date of entry.


     (d) The Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing.

     (e) An involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding is not controverted by Borrower or such Subsidiary within ten (10) days and is not dismissed within sixty
(60) days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

     (f) The Borrower or any member of the Controlled Group shall fail to pay when due any amount which it shall have become liable to pay to the PBGC or to a Plan or Plans or notice of intent to terminate a Plan or Plans having aggregate unfunded vested liabilities shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group, any plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.

     (g) Any Person or two or more Persons acting in concert (other than the Borrower, any Subsidiary, any employee benefit plan maintained by the Borrower or any of its Subsidiaries, or any trustee or fiduciary with respect to such Plan acting in such capacity):

          (i) shall have acquired beneficial ownership (within the meaning of Rule 13(d)(3) of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing twenty percent (20%) or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or

          (ii) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing twenty percent (20%) or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency.

     (h) A breach or violation of the covenants described in Sections 4.4, 4.6, 4.7, 4.8, 4.9, 4.10 or 4.12 above;

     (i) A breach or violation by Borrower of any provision, agreement or covenant contained in, or the occurrence of any event of default under any other Credit Document and the failure to cure same within any applicable grace period.

5.2   LATE FEE AND DEFAULT RATE OF INTEREST. In addition  to  the
Bank's other rights, remedies, powers and privileges, and not in lieu thereof:

     (a) Borrower shall pay to the Bank a late charge equal to one-half of one percent (1/2%) of the amount of any payment due under a Note and not made within ten (10) days of the date when due.

     (b) Upon the occurrence of an Event of Default, the Loans shall thereafter bear interest at a rate equal to the Prime Rate of Interest plus one percent (1%).

                           SECTION 6
                         MISCELLANEOUS

6.1 SURVIVAL OF PROVISIONS. All agreements, covenants, provisions, representations, warranties and undertakings made herein shall survive the execution and delivery of this Agreement, the execution and delivery of all other Credit Documents and the making of the Loans.

6.2 FAILURE OR INDULGENCE NOT A WAIVER. No failure or delay on the part of the Bank or any holder of any Note in the exercise of any power, right, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof, or of any other right, power, remedy or privilege. All rights, powers, remedies and privileges existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available to the Bank, all of which rights and remedies may be exercised by the Bank, singly or in combination and in such order or sequence as the Bank, in its sole discretion, may elect.

6.3   WAIVER/MODIFICATION. Neither this Agreement nor any  Credit
Document nor any provision in any of them may be amended, waived or modified in any manner, absent the execution and delivery of a writing by the Bank intended for such purpose.

6.4 NOTICES. Except as otherwise expressly provided herein or in any other Credit Document, any notice required or permitted to be given, shall be deemed to have been duly given if personally delivered, delivered by an overnight courier service or mailed by certified mail return receipt requested, postage and registry fees prepaid in the event of mailing, and in all events addressed to the party to receive such notice at the address for such party set forth at the beginning of this Agreement. By notice, any party may change the address to which further notices shall be sent. All notices shall be deemed given when mailed or delivered in the manner provided in this Section, except that a notice changing the address to which future notices shall be sent shall be effective only on actual receipt (or refusal of delivery) by the party to whom such notice is addressed.

6.5 SEVERABILITY. In the event any provision of this Agreement or any other Credit Document shall be finally held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed from the remainder of this Agreement or such other Credit Document, as the case may be, and the validity, legality and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall in no way be affected or impaired thereby.

6.6 APPLICABLE LAW. This Agreement, the other Credit Documents and the rights and obligations of the parties hereto and thereto, shall in all respects be governed by and enforced under and in accordance with the laws of the State of New York, exclusive of New York's Conflicts of Law rules and public policies.

6.7 ASSIGNABILITY. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns. Borrower may not assign, in whole or in part, any of its rights under this Agreement.

6.8 SECTION AND SUBSECTION HEADINGS. The various headings used in this Agreement and the division of the Agreement into sections and subsections are for convenience of reference only, do not form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

6.9 FURTHER ASSURANCES. At any time or from time to time upon the request of the Bank, Borrower shall execute and deliver such further documents and do such other acts and things as the Bank may reasonably request in order to effect fully the purposes of the Credit Documents and to provide for the payment of the Loans and interest thereon. Further, upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of a Note or any other Credit Document which is not of public record, and in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of the Note or other Credit Document, Borrower, will issue in lieu thereof, a replacement Note or other Credit Document in the same principal amount thereof in the case of a Note and otherwise of like tenor.

6.10 ENTIRE AGREEMENT. This Agreement (including any Schedules) and the other Credit Documents and any other instruments executed by Borrower in connection with this Agreement, taken together constitute the entire agreement between the parties and supersede all prior or contemporaneous negotiations, agreements and understandings, all of which are merged into this Agreement and the other Credit Documents.

6.11 PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made under this Agreement or under a Note is due on a day other than a day on which the Bank is open for business, the payment shall be made on the immediately following Business Day.

6.12 NO USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of a Loan or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or forebearance of a Loan indebtedness exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date of this Agreement provided, however, that in the event that there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the other Credit Documents and each Loan shall be governed by such new law as of its effective date. In this regard it is expressly agreed that it is the intent of the Borrower and the Bank in the execution, delivery and acceptance of this Agreement, the Notes and the other Credit Documents to contract in strict accordance with the laws of the State of New York from time to time in effect. If, under or from any circumstance whatsoever, fulfillment of any provision of this Agreement or of any of the other Credit Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall be automatically reduced to the limits of such validity, and if, under or from any circumstance whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loans and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Bank.

6.13 BANK ENTITLED TO RELY. The Bank shall be entitled to rely on all information, financial or otherwise, delivered to the Bank by Borrower or by any Person authorized by Borrower to deliver same, irrespective of any investigation or inquiry that the Bank has or could have made, or which the Bank may in the future makes or could make.

6.14 CERTAIN RULES OF CONSTRUCTION. Wherever possible, the terms and provisions of which Agreement, the Notes and each other Credit Document, shall be read and construed as being consistent. However, if notwithstanding the foregoing directive, any provision in this Agreement conflicts with a provision in the Notes or in any other Credit Document, then the provision affording to the Bank the greatest right, entitlement, discretion or remedy shall govern and the conflicting provision shall for all purposes be disregarded.

6.15 EXPENSES. Borrower agrees to pay all expenses of the Bank (including the reasonable fees and expenses of its counsel) in connection with the preparation of this Agreement and all of the other Credit Documents, the completion of the transactions contemplated hereby or thereby and incidental to the enforcement of any provision of this Agreement or of any of the other Credit Documents. Borrower further agrees that in the event the Bank refers to an attorney for collection of any amounts due under this Agreement, under any Note or under any other Credit Document, or the enforcement of the Bank's rights under any Credit Document, Borrower shall pay to the Bank the reasonable attorneys fees and expenses thereby incurred by the Bank.

6.16 JURY WAIVER. Borrower and Bank mutually hereby knowingly, voluntarily, and intentionally waive the right to a trial by jury in respect of any claim based herein, arising out of, under or in connection with this Agreement or any of the other Credit Documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for the Bank to enter into this Agreement and to make the Loans.

6.17 CERTAIN BANK RIGHTS.

     (a) The Bank shall have the unrestricted right at any time and from time to time and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligations to lend hereunder and/or in any Loan. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to Borrower, the Bank shall remain liable for the performance of the Bank's obligations under the Credit Documents and Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations. The Bank may furnish any information concerning Borrower or its Subsidiaries in its possession from time to time to prospective assignees and Participants, provided that each assignee or participant (or prospective assignee or participant) agrees to maintain the confidentiality of non-public confidential information received from the Bank except for disclosures to officers, employees, auditors and counsel and disclosures required by law or pursuant to judicial process.

     (b) The Bank may at any time pledge all or any portion of its rights under the Credit Documents including any portion of any Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.
Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Credit Documents.

6.18 PAYMENTS/INTEREST CALCULATION. All payments to the Bank under the Notes shall be in lawful money of the United States in immediately available funds. All computations of interest on account of the Loans shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

6.19 OFFSET RIGHTS. Borrower grants to the Bank a lien, security interest and right of setoff as security for all of its liabilities and obligations to the Bank whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in possession, custody, safe keeping or control of the Bank or any entity under the control of Fleet Financial Group, or in transit to any of them. At any time without demand or notice, the Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower regardless of the adequacy of any other collateral securing the Loans. Any and all rights to require the Bank to exercise its rights or remedies with respect to any other collateral which secures the Loans, prior to its exercising its right of setoff with respect to such deposits, credits or other property of Borrower are hereby knowingly and voluntarily and irrevocably waived.

6.20 NO BROKER. Borrower represent and warrant to the Bank that no broker has been instrumental in arranging for the Loans, and Borrower agree to defend, indemnify and hold the Bank harmless from and against any claim by any broker or any finder for any fee or commission or similar payment on account of or with respect to any of the Loans.

                              FLEET NATIONAL BANK

                              By: /s/ DAVID A. KAVNEY
                                  David A. Kavney, Vice President


                              ONEIDA LTD.

                              By: /s/ EDWARD W. THOMA
                                    Edward Thoma, Senior Vice
                                    President, Finance

                          SCHEDULE LIST


     Schedule A                    -         Draw Request

     Schedule B                    -         Line Note

     Schedule C                    -         Term Note

     Schedule D                     -         Liens/Exceptions to

                              Title

                           SCHEDULE A
                          DRAW REQUEST


TO:  FLEET NATIONAL BANK (Commercial Loan Department)

The  Borrower,  Oneida Ltd., hereby requests a  draw  from  Fleet
National Bank under Borrower's Line of Credit. Reference herein to the Commercial Purpose Master Note shall mean the Line Note given by Borrower to Bank dated July 28, 1999.

A. We wish to draw $_______________ on a Variable Rate basis per the terms of the Line Note.

B.   We  wish to draw $_______________ for _________ days at  the rate quoted to us of _______% per annum, on a fixed rate basis per the terms of the Line Note.

With respect to the draw requested above, we hereby ask that you wire transfer such funds to us in accordance with the following wiring instructions:

                   WIRE TRANSFER INSTRUCTIONS
       __________________________________________________
       __________________________________________________
       __________________________________________________
       __________________________________________________

C. We owe the principal sum of $___________ pursuant to a previous borrowing made by us on a Fixed Rate basis per the terms of the Line Note. We wish to continue our borrowing of said principal sum:

     q    On  a  Variable Rate basis per the terms  of  the  Line
          Note.

     q For _______ days at the rate quoted to us of _______% per annum, on a Fixed Rate basis per the terms of the Line Note.

     Kindly confirm by fax to our fax number (____)_____________.


DATED:________________                            ONEIDA LTD.


                                   By:___________________________

                                        Its Authorized Person

                           SCHEDULE B
                           LINE NOTE


$15,000,000                             Dated as of July 28, 1999
                                        At Syracuse, New York

     FOR VALUE RECEIVED, the undersigned, ONEIDA LTD., a New York business corporation with an address at 163 Kenwood Avenue, Oneida, New York 13421 (the "Borrower") unconditionally promises to pay to the order of FLEET NATIONAL BANK, a national banking association with an address at One Clinton Square, P.O. Box 4821, Syracuse, New York 13221-4821 and its successors or assigns (the "Bank") on demand, the principal sum of Fifteen Million Dollars ($15,000,000) or the aggregate such amount of "Line Loans" (as that quoted term is defined in the Loan Agreement between the Bank and the Borrower dated as of July 28, 1999 [the "Loan Agreement"]), together with interest at a rate equal to either
(i)  the Bank's Prime Rate of Interest less one hundred and fifty
(150) basis points, or (ii) with respect to Line Loans of $500,000 or more, a fixed rate equal to the Bank's Cost of Funds for a period not to exceed one hundred and eighty (180) days (but in no event beyond the Line Termination Date (the "Cost of Funds Interest Period") plus fifty (50) basis points, as follows:

          The  Borrower shall pay interest on all  Line
          Loans  bearing interest at the  Bank's  Prime
          Rate  of Interest less one hundred and  fifty
          (150)  basis points on the last day  of  each
          calendar  quarter  on  the  unpaid  principal
          balance  of  such Line Loans  computed  on  a
          daily  basis  for  the immediately  preceding
          calendar  quarter.   The Borrower  shall  pay
          interest  on all Line Loans bearing  interest
          at  a  rate equal to the Bank's Cost of Funds
          plus fifty (50) basis points on the last  day
          of   the   Cost  of  Funds  Interest   Period
          applicable  to such Loan.  On July  29,  2000
          (the "Line Termination Date") (unless such date is extended in writing by the Bank) or on such earlier date that the Bank demands payment of amounts due under this Note, the Borrower shall pay to the Bank one hundred percent (100%) of the then unpaid principal balance of all Line Loans, together with all accrued and unpaid interest.

     This Line Note is one of the Notes provided for in the Loan Agreement. The Bank is entitled to all of the privileges and benefits of the Loan Agreement, the terms and conditions of which are incorporated herein and made part hereof. Terms used in this Line Note and denoted with a capitalized first letter shall have the meanings ascribed to such terms in the Loan Agreement unless otherwise defined herein.

     "Prime Rate of Interest" or "Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The prime rate is a reference rate and does not necessarily represent the lowest or the best rate being charged to any customer. Changes in the rate of interest resulting from changes in the prime rate shall take place immediately without any notice or demand of any kind.

     "Cost of Funds" shall mean the per annum rate of interest which the Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by the Bank.

     All computations of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

     The Borrower may prepay a Line Loan bearing interest based upon the Bank's Prime Rate of Interest without premium or yield maintenance fee. The Borrower shall have the right to prepay a Line Loan bearing interest based upon the Bank's Cost of Funds in whole (but not in part) only upon the condition that the Borrower concurrently pay to the Bank a yield maintenance fee in an amount computed as follows:

     The current rate for United States Treasury Securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date chosen pursuant to the Fixed Rate Election (defined below) as to which the prepayment is made, shall be subtracted from the Cost of Funds component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by three hundred sixty (360) and multiplied by the number of days remaining the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Such amount shall be reduced to a present value calculated using the referenced United States Treasury Securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon such prepayment.

     Each reference in this Note to "Fixed Rate Election" shall mean the election by the Borrower for interest on a Line Loan to be computed based upon the Bank's Cost of Funds. If by reason of an Event of Default, the Bank elects to declare the Line Loan(s) to be immediately due and payable, then any yield maintenance fee with respect to each Loan involved shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

     Payments of both principal and interest are to be made when due in immediately available funds at the offices of Bank set forth above, or at such other place as the holder of this Note shall designate to Borrower in writing, in lawful money of the United States of America.

     If this Note or any payment hereunder becomes due on a day which is not a Business Day (as defined below), the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close.

     All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of
Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York, from time to time in effect. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

     Upon the occurrence of an Event of Default as defined in the Loan Agreement, the then unpaid balance of this Note, together with all accrued and unpaid interest, shall be and become due and payable in accordance with the provisions of the Loan Agreement.

     Further and not in lieu of any other remedy, (a) in the event any payment due hereunder is not made within ten (10) days of the date when due, Borrower shall pay to Bank a late charge equal to one-half of one percent (1/2%) of the amount of such payment, and (b) upon the occurrence of an Event of Default under the Loan Agreement, the amount due under this Note shall thereafter bear interest at a rate equal to the Prime Rate of Interest plus one percent (1%), and Borrower agrees to pay interest at such rate until all amounts due under this Note are paid in full.

     Borrower expressly waives any presentment, demand, protest or, except for notices required to be given by the Bank under the Loan Agreement, any notice in connection with this Note.

     Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Fleet Financial Group, or in transit to Borrower. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing this Note. Any and all rights to require Bank to exercise its rights or remedies with respect to any other collateral which secures the Loans, prior to exercising its right of setoff with respect to such deposits, credits or other property of the Borrower are hereby knowingly, voluntarily and irrevocably waived.

     Borrower promises and agrees to pay the costs of collection and any reasonable attorneys' fees incurred by the Bank upon the occurrence of an Event of Default under the Loan Agreement.

     This Note, together with the provisions of the Loan Agreement and the other Loan Documents constitutes the complete understanding between the parties and taken together, supersede all prior or contemporaneous understandings, agreements and negotiations, all of which are merged into this Note, the Loan Agreement and such other Loan Documents.

     This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, exclusive of New York's conflicts of laws rules and public policies.

     The undersigned unconditionally consents to the jurisdiction of the courts of the State of New York or of federal courts located within the State of New York and agree that any action to construe, enforce or effect collection of amounts due under, this Note, may be commenced in a state or federal court located within the State of New York.

     The Bank may at any time pledge all or any portion of its rights under this Note or under any other Loan Document, to any of the twelve (12) federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under the Loan Documents.

     The Bank shall have the unrestricted right at any time and from time to time and without the consent of or notice to the Borrower to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Loan evidenced by this Note. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower or its Subsidiaries in its possession from time to time to prospective participants, provided that each assignee or participant (or prospective assignee or participant) agrees to maintain the confidentiality of non-public confidential information received from the Bank except for disclosures to officers, employees, auditors and counsel and disclosures required by law or pursuant to judicial process.

     Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of this Note or any other Loan Document which is not of public record, and, in the face of any such loss, theft, destruction or mutilation, upon cancellation of this Note or such other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other loan document in the same principal amount thereof and otherwise of like tenor.

     Borrower and Bank hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with this Note or any other Loan Document contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions by any party. This waiver constitutes a material inducement for the Bank to accept this Note and to make the Loans evidenced hereby.

                         ONEIDA LTD.


                         By: /s/ EDWARD W. THOMA
                              Edward Thoma, Senior Vice
                              President, Finance

                           SCHEDULE C
                            TERM NOTE


$15,000,000
                                            Dated as of July 28, 1999
                                            At Syracuse, New York

     FOR VALUE RECEIVED, the undersigned, ONEIDA LTD., a New York business corporation with an address at 163 Kenwood Avenue, Oneida, New York 13421 (the "Borrower") unconditionally promises to pay to the order of FLEET NATIONAL BANK, a national banking association with an address at One Clinton Square, P.O. Box 4821, Syracuse, New York 13221-4821 (the "Bank"), the principal sum of Fifteen Million Dollars ($15,000,000) together with interest at a rate equal to the "Applicable Rate" (defined below) as follows:

          Commencing on the 1st day of September,  1999
          and  continuing on the first day of  each  of
          the  then  next  succeeding ninety-four  (94)
          calendar months the Borrower will pay to  the
          order  of  the  Bank  on  each  such  date  a
          principal  payment in the amount of  $125,000
          plus interest on the unpaid principal balance
          of  this ("Note") at the Applicable Rate and,
          on   the  first  day  of  August,  2007,  the
          Borrower shall pay to the order of the Bank a principal payment in the amount of $3,125,000 plus accrued and unpaid interest at the Applicable Rate.

     This Note is one of the Notes referred to in the Loan Agreement dated as of July 28, 1999 between the Bank and the Borrower (the "Loan Agreement"). The Bank is entitled to all of the privileges and benefits of the Loan Agreement, the terms and conditions of which are incorporated herein and made a part hereof. Terms denoted with a capitalized first letter and not otherwise defined in this Note, shall have the meanings ascribed to such terms in the Loan Agreement.

     "Applicable Rate" shall be the rate of interest payable on the Term Loan and shall mean and refer to the "Level IV Rate", or the "Level III Rate", or the "Level II Rate", or the "Level I Rate", calculated and determined by the Bank at Closing and thereafter effective as of each November 1, February 1, May 1 and August 1, based upon the Borrower's quarterly and annual financial statements for the immediately preceding four (4) fiscal quarters commencing on November 1, 1999, as follows:

          Level  IV  Rate  - So long  as  no  Event  of
          Default has occurred and the Borrower is then
          in  compliance  with the financial  covenants
          set   forth  in  Section  4  below,  if   the
          Borrower's Leverage Ratio is greater than 3.5 to 1, the Applicable Rate shall be LIBOR plus one hundred seventy (170) basis points.

          Level  III  Rate  - So long as  no  Event  of
          Default has occurred and the Borrower is then
          in  compliance  with the financial  covenants
          set   forth  in  Section  4  below,  if   the
          Borrower's Leverage Ratio is equal to or less than 3.5 to 1 but more than 2.5 to 1, the Applicable Rate shall be LIBOR plus one hundred fifty (150) basis points.

          Level  II  Rate  - So long  as  no  Event  of
          Default has occurred and the Borrower is then
          in  compliance  with the financial  covenants
          set   forth  in  Section  4  below,  if   the
          Borrower's Leverage Ratio is equal to or less than 2.5 to 1 but more than 1.5 to 1, the Applicable Rate shall be LIBOR plus one hundred thirty (130) basis points.

          Level I Rate - So long as no Event of Default has occurred and the Borrower is then in compliance with the financial covenants set forth in Section 4 below, if the Borrower's
          Leverage Ratio is 1.5 to 1 or less, the Applicable Rate shall be LIBOR plus one hundred ten (110) basis points.

     Notwithstanding anything to the contrary contained in this Note, the Applicable Rate for the period commencing on the date of this Note and ending on October 31, 1999 shall be the Level II
Rate of LIBOR plus one hundred thirty (130) basis points.

     "Leverage Ratio" shall mean the Borrower's and Subsidiaries'
Total Funded Debt (as defined in the Loan Agreement) divided by consolidated EBITDA.

     "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, from one (1) month to six (6) months (the "Interest Period") as specified by the Borrower in the rate election form attached hereto as Schedule "A" (the "Repricing Notice") which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR advance; provided that if the Bank does not receive Borrower's Repricing Notice at least two (2) London Banking days preceding the first day of such LIBOR advance, the Loan shall bear interest at the Prime Rate of Interest; and provided further, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such Interest Period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

          If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for the period of time comparable to such advances which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the date that is two (2) London Banking Days preceding the first day of such LIBOR advance as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for period of time comparable to such advances offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the date that is two London Banking Days preceding the first day of such LIBOR advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR advance cannot be determined, and the LIBOR Rate shall not be available to Borrower. In such event, the Borrower's obligation to pay to the order of the Bank the amounts then due under this Note shall bear interest at the Bank's Prime Rate of Interest.

          In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-Currency Liabilities" as defined in Regulation D.

     In the Repricing Notice, the Borrower may request up to three (3) different Interest Periods with respect to up to three
(3) portions of the Loan (each, a "Tranche"). In its discretion, the Bank may agree to the Borrower's request for separate Tranches in which event (i) as of the date of the creation of the separate Tranche, no Tranche may be less than Two Million Dollars ($2,000,000), (ii) at least one Tranche shall bear interest at the Applicable Rate based upon one month LIBOR (the "One Month Tranche"), and (iii) all scheduled payments of principal received by the Bank will be applied by the Bank to reduce the principal balance of the One Month Tranche.

          "Prime Rate of Interest" or "Prime Rate" means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

     All computations of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

     At any time that interest payable under this Note is determined by reference to LIBOR, Borrower may prepay this Note only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of an Interest Period. Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of this Note on a date other than the last day of the Interest Period; or (ii) any failure by Borrower to pay this Note on the date for payment specified in Borrower's written notice. Without limiting the foregoing, Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by three hundred sixty (360) and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon the payment of the Loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the Borrower's election for the one (1) month, two (2) month, three (3) month, four (4) month, five (5) month or six (6) month LIBOR. If by reason of an Event of Default, Bank elects to declare the Note to be immediately due and payable, then any yield maintenance fee with respect to this Note shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

     At any time that interest under this Note is determined by reference to the Prime Rate, Borrower may prepay this Note, in whole or in part, at any time, without penalty.

     Payments of both principal and interest are to be made when due in immediately available funds at the offices of Bank set forth above, or at such other place as the holder of this Note shall designate to Borrower in writing, in lawful money of the United States of America.

     If this Note or any payment hereunder becomes due on a day which is not a Business Day (as defined below), the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close.

     All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of
Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York, from time to time in effect. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

     Upon the occurrence of an Event of Default as defined in the Loan Agreement, the then unpaid balance of this Note, together with all accrued and unpaid interest, shall be and become due and payable in accordance with the provisions of the Loan Agreement.

     Further and not in lieu of any other remedy, (a) in the event any payment due hereunder is not made within ten (10) days of the date when due, Borrower shall pay to Bank a late charge equal to one-half of one percent (1/2%) of the amount of such payment, and (b) upon the occurrence of an Event of Default under the Loan Agreement, the amount due under this Note shall thereafter bear interest at a rate equal to the Prime Rate of Interest plus one percent (1%), and Borrower agrees to pay interest at such rate until all amounts due under this Note are paid in full.

     Borrower expressly waives any presentment, demand, protest or, except for notices required to be given by the Bank under the Loan Agreement, any notice in connection with this Note.

     Borrower grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Fleet Financial Group, or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. Any and all rights to require Bank to exercise its rights or remedies with respect to any other collateral which secures the Loan, prior to exercising its right of setoff with respect to such deposits, credits or other property of the Borrower, are hereby knowingly, voluntarily and irrevocably waived.

     Borrower promises and agrees to pay the costs of collection and any reasonable attorneys' fees incurred by the Bank upon the occurrence of an Event of Default under the Loan Agreement.

     This Note, together with the provisions of the Loan Agreement and the other Loan Documents constitutes the complete understanding between the parties and taken together, supersede all prior or contemporaneous understandings, agreements and negotiations, all of which are merged into this Note, the Loan Agreement and such other Loan Documents.

     This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, exclusive of New York's conflicts of laws rules and public policies.

     The Borrower unconditionally consents to the jurisdiction of the courts of the State of New York or of federal courts located within the State of New York and agree that any action to construe, enforce or effect collection of amounts due under, this Note, may be commenced in a state or federal court located within the State of New York.

     The Bank may at any time pledge all or any portion of its rights under this Note or under any other Loan Document, to any of the twelve (12) federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under the Loan Documents.

     The Bank shall have the unrestricted right at any time and from time to time and without the consent of or notice to the Borrower to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Loan evidenced by this Note. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower or its Subsidiaries in its possession from time to time to prospective participants, provided that each assignee or participant (or prospective assignee or participant) agrees to maintain the confidentiality of non-public confidential information received from the Bank except for disclosures to officers, employees, auditors and counsel and disclosures required by law or pursuant to judicial process.

     Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of this Note or any other Loan Document which is not of public record, and, in the face of any such loss, theft, destruction or mutilation, upon cancellation of this Note or such other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

     Borrower and Bank hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with this Note or any other Loan Document contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions by any party. This waiver constitutes a material inducement for the Bank to accept this Note and to make the Loan evidenced hereby.


                              ONEIDA LTD.


                              By: /s/ EDWARD W. THOMA
                                  Edward Thoma, Senior Vice
                                  President, Finance

                           SCHEDULE A
                        REPRICING NOTICE


TO:  Fleet National Bank
     (Commercial Loan Department)


     Reference herein to the Term Note shall mean the Oneida Ltd.
("Borrower")  Term  Note  dated July 28,  1999  in  the  original
principal   amount  of  Fifteen  Million  Dollars   ($15,000,000)
executed and delivered to the Bank.

     Borrower  wishes to continue its borrowing  under  the  Term
Note:

          For  ____  month(s) [insert  one  month,  two
          months,  three  months,  four  months,   five
          months or six months] at the rate quoted to the Borrower of ________% per annum for the terms of the Term Note

     Kindly  confirm  by  fax  to  Borrower's  fax  number  (315)
__________.


DATED: ____________                     ONEIDA LTD.


                              By:______________________________
                                   Authorized Person

                           SCHEDULE D
                 A COMPLETE LISTING OF PRESENTLY
                 EFFECTIVE FINANCING STATEMENTS


    FILE NUMBER          SECURED PARTY           FILE DATE


162265                Chase Lincoln         7/30/91 with a
                      Lease/Way, Inc.       continuation filed
                                            on 5/20/96
                                            Filing No. 100716

176312                NYS Urban             8/21/92 with a
                      Development           continuation filed
                      Corporation           on 8/8/97
                                            Filing No. 165998

259019                IBM Credit            12/29/95
                      Corporation

257249                IBM Credit            12/15/97
                      Corporation

011969                Thompson & Johnson    1/20/98
                      Equipment Co., Inc.

079787                IBM Credit            4/14/98
                      Corporation

134758                Ervin Leasing         7/6/99
                      Company